Exhibit 99.1

For Immediate Release

Insys Therapeutics Reports Record Third Quarter 2015 Results

Announces Senior Management Changes and Appointments

Announces Stock Repurchase up to $50 Million

PHOENIX, AZ— November 5, 2015 - Insys Therapeutics, Inc. (NASDAQ: INSY) ("Insys" or "the Company") today announced financial results for the three- and nine-month periods ended September 30, 2015. Highlights of and subsequent to the third quarter of 2015 include:

Quarter Highlights:

●	Total net revenue increased to $91.3 million compared to $58.3 million for the third quarter of 2014;

●	Revenue from Subsys® (fentanyl sublingual spray) was $91.1 million, up 57% compared with third quarter 2014 revenue of $58.2 million;

●

Net income was $26.1 million, or $0.36 per basic and $0.34 per diluted share, compared to net income of $11.5 million, or $0.17 per basic and $0.16 per diluted share, for the third quarter of 2014; and,

●	Cash, cash equivalents and investments were $187.3 million as of September 30, 2015.

Business Highlights:

●	Announces senior management changes and appointments:

–	Michael L. Babich has stepped down as President and Chief Executive Officer of Insys.

–	The Board of Directors has appointed Dr. John N. Kapoor as Chairman, President and Chief Executive Officer.

–	Daniel Brennan, has been appointed Executive Vice President and Chief Operating Officer effective November 1, 2015.

●	The Board of Directors approved the repurchase of up to $50 million of the Company's common stock;

●	Received Fast Track designation from the U.S. Food and Drug Administration (FDA) for naloxone sublingual spray for the treatment of opioid intoxication or overdose;

●	Insys filed a Citizen Petition with the Drug Enforcement Administration (DEA) to reschedule our pharmaceutical cannabidiol (CBD) from Schedule I to Schedule IV;

●

Insys’ New Drug Application (NDA) for Dronabinol Oral Solution, which we expect to brand as Syndros®, for anorexia associated with weight loss in patients with AIDS, and nausea and vomiting associated with cancer chemotherapy in patients who have failed to respond adequately to conventional antiemetic treatments, was accepted for filing by the FDA in August 2015, with a PDUFA date of April 1, 2016;

●	Received Orphan Drug Designation from the FDA for CBD to treat infantile spasms, or West Syndrome, a catastrophic form of childhood epilepsy; and,

●

Entered into an exclusive license agreement and partnership with U.K.-based Senzer Ltd. for the development of inhaled synthetic pharmaceutical cannabinoid products including dronabinol (THC) and CBD using Senzer's proprietary inhalation delivery technology.

"Today we reported record results and our twelfth consecutive quarter of profitability at Insys. We have driven top line revenue expansion with our market-leading brand, Subsys, and see opportunity for further market share gains in the coming quarters," said Dr. John Kapoor, Chairman, President and Chief Executive Officer.

"In addition to realizing the full potential of Subsys, we are focused on progressing our robust portfolio of product candidates. The most advanced of our candidates is our Dronabinol Oral Solution, which we expect will be branded Syndros®, for which our NDA was accepted by the FDA for filing in August 2015. We are preparing for potential regulatory approval and commercial launch during spring 2016, if approved by the FDA. We believe our formulation, with its more consistent bioavailability, faster onset of action, and more flexible dosing, will become an important new treatment option for cancer and AIDS patients.

“Our other R&D programs, including multiple sublingual spray candidates and label expansion opportunities for Subsys offer promising opportunities to expand our platform. Our CBD program, for which we have received Orphan Drug Designation in six indications, will benefit from our recent licensing agreement to secure an inhalation delivery technology that complements our sublingual spray technology. With these efforts, Insys will solidify our foundation for sustained long-term growth," concluded Kapoor.

Third Quarter 2015 Financial Results

Net revenue for the third quarter of 2015 was $91.3 million compared to $58.3 million for the third quarter of 2014, an increase of 57%. A summary of total revenue is outlined below (in thousands):

	Three Months Ended September 30,		Increase
	2015	2014	(Decrease)
Product sales, net
Subsys	$91,140	$58,203	$32,937
Dronabinol SG Capsule	120	78	42
Net revenue	$91,260	$58,281	$32,979

Gross margin was 92% for the third quarter of 2015 compared with 91% for the third quarter of 2014. Subsequent to the quarter, the agreement with Mylan to distribute Dronabinol SG Capsule was terminated. Accordingly, we do not expect any revenue from sales of Dronabinol SG Capsule in future periods.

Sales and marketing expense was $19.2 million during the third quarter of 2015, compared to $15.1 million for the third quarter of 2014. The increase was a result of expansion of our sales force associated with the increase in sales of Subsys during the third quarter of 2015. As a percentage of revenue, sales and marketing expense declined to 21% during the third quarter of 2015, compared to 26% for the third quarter of 2014.

Research and development expense increased to $12.3 million for the third quarter of 2015, compared to $7.0 million for the third quarter of 2014, primarily as a result of Insys' pipeline development investments during 2014 and 2015 year-to-date, including the ongoing Phase 1/2 safety and pharmacokinetic study in pediatric subjects with treatment-resistant seizures.

General and administrative expense increased to $13.7 million for the third quarter of 2015, compared to $10.8 million for the third quarter of 2014, primarily resulting from increased non-cash equity compensation expense, combined with increases in personnel and costs incurred in connection with various legal matters.

Income tax expense was $13.1 million for the third quarter of 2015, reflecting an effective corporate tax rate of 33%.

Net income for the third quarter of 2015 was $26.1 million, or $0.36 per basic and $0.35 per diluted share, compared to net income of $11.5 million, or $0.17 per basic and $0.16 per diluted share, for the third quarter of 2014. Non-GAAP adjusted net income for the third quarter of 2015 was $37.9 million, or $0.50 per diluted share, compared to non-GAAP adjusted net income of $23.1 million, or $0.32 per diluted share, in the prior year quarter. The reconciliation of net income to non-GAAP adjusted net income is included at the end of this press release.

Liquidity

The Company had $187.3 million in cash, restricted cash, cash equivalents, and short-term and long-term investments, no debt, and $236.6 million in stockholders' equity as of September 30, 2015.

Insys’ Board of Directors approved the repurchase of up to $50 million of the Company's common stock. The Company had approximately 72 million shares of common stock outstanding as of November 3, 2015. Insys intends to finance the share repurchase program through available cash on hand.

Conference Call

Insys management will host its third quarter 2015 conference call as follows:

Date: Thursday, November 5, 2015

Time: 10:00 a.m. EST

Toll free (U.S): 877-876-9177

International: 785-424-1666

Live webcast: www.insysrx.com under the investor relations section

A telephone replay will be available shortly after the completion of the call for two weeks at 800-695-0974 (U.S.) or 402-220-1459 (International), passcode INSYQ315. The webcast of this call will be archived at www.insysrx.com.

About Insys Therapeutics, Inc.
Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys addresses the clinical shortcomings of existing commercial products. Insys currently markets one product, Subsys® (fentanyl sublingual spray). The Company recently submitted a New Drug Application to the U.S. Food and Drug Administration for Syndros® (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule. Insys is developing a pipeline of sublingual sprays, as well as pharmaceutical cannabidiol.

Subsys® and Syndros® are registered trademarks of Insys Therapeutics, Inc.

Forward-Looking Statements
This press release contains forward-looking statements including regarding our (i) expectations on future revenue generated by Subsys, (ii) expectations for our research and development and clinical efforts, including statements related to our belief that our Dronabinol Oral Solution formulation, which we expect to brand as Syndros®, has distinct advantages over the current formulation of dronabinol in soft gel capsule and (iii) our belief that our non-GAAP measures can be a meaningful indicator to both our management and investors. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release; actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. These factors include, but are not limited to risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or revise these statements, except as may be required by law.

Non-GAAP Financial Measures
In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures. Since Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share are not GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of comprehensive income (loss) and cash flow data prepared in accordance with GAAP. In addition, the Company's definitions of Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA and Adjusted net income to GAAP net income, please see the attachments to this earnings release.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income, plus:

●	Interest income (expense), net;

●	The recorded provision for income taxes;

●	Depreciation and amortization; and,

●	Non-cash expenses, such as stock compensation expense and accrual for expected litigation judgment.

The Company believes that Adjusted EBITDA can be a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add-back of non-cash and non-recurring operating expenses that may be subject to uncontrollable factors not reflective of the Company's true operational performance.

Adjusted net income, as defined by the Company, is calculated as follows:

Net income, plus:

●	The recorded provision for income taxes;

●	Non-cash expenses, such as stock compensation expense, non-cash interest, and non-cash other expense (i.e., accrual for expected litigation judgment); and,

●	Less an estimated cash tax provision, net of the benefit from utilizing NOL carry-forwards and windfalls from employee stock option exercises.

Adjusted net income per diluted share is equal to Adjusted net income divided by the diluted share count for the applicable period.

The Company believes that Adjusted net income and Adjusted net income per diluted shares are meaningful financial indicators, to both Company management and investors, in that they exclude non-cash income and expense items, as well as other income and expense items that are not expected to recur and therefore are not reflective of continuing operating performance.

While the Company uses Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, each of these financial measures has certain shortcomings. Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the GAAP financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Adjusted net income does not take into account non-cash expenses that reflect the amortization of past expenditures, or include stock-based compensation, which is an important and material element of the Company's compensation package for its directors, officers and other key employees. As a result of the inherent limitations of each of these non-GAAP financial measures, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share and encourages investors to do likewise.

Contact:

Lisa M. Wilson

President

In-Site Communications, Inc.

212-452-2793

-- Financial tables follow --

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net revenue	$91,259	$58,281	$239,663	$155,613
Cost of revenue	7,707	5,390	22,387	16,718
Gross profit	83,552	52,891	217,276	138,895

Operating expenses:
Sales and marketing	19,217	15,061	62,119	40,756
Research and development	12,322	7,018	40,720	20,215
General and administrative	13,681	10,790	42,212	30,047
Charges related to litigation award	(789)	-	9,515	-
Total operating expenses	44,431	32,869	154,566	91,018

Income from operations	39,121	20,022	62,710	47,877
Other income (expense),net	(37)	-	(8)	2
Interest income	128	43	360	86
Income before income taxes	39,212	20,065	63,062	47,965
Income tax expense	13,084	8,560	21,596	19,337
Net income	$26,128	$11,505	$41,466	$28,628

Net income per common share:
Basic	$0.36	$0.17	$0.58	$0.42
Diluted	$0.34	$0.16	$0.55	$0.39

Shares used in computing net income per common share:
Basic	71,905,183	69,233,526	71,446,485	68,321,004
Diluted	75,991,330	73,128,932	75,542,173	73,113,844

Percentage of Net revenue:

Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	8.4%	9.2%	9.3%	10.7%
Gross profit	91.6%	90.8%	90.7%	89.3%

Operating expenses:
Sales and marketing	21.1%	25.8%	25.9%	26.2%
Research and development	13.5%	12.0%	17.0%	13.0%
General and administrative	15.0%	18.5%	17.6%	19.3%
Charges related to litigation award	-0.9%	0.0%	4.0%	0.0%
Total operating expenses	48.7%	56.4%	64.5%	58.5%

Income from operations	42.9%	34.4%	26.2%	30.8%
Other income (expense),net	0.0%	0.0%	0.0%	0.0%
Interest income	0.1%	0.1%	0.2%	0.1%
Income before income taxes	43.0%	34.3%	26.3%	30.7%
Income tax expense	14.3%	14.6%	9.0%	12.3%
Net income	28.6%	19.7%	17.3%	18.4%

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30,	December 31,
	2015	2014
ASSETS:
Cash and cash equivalents including restricted cash	$93,980	$58,106
Short-term investments	61,490	24,757
Accounts receivable, net	30,475	26,544
Inventories	39,374	34,781
Prepaid expenses and other current assets	11,314	6,854
Long-term investments	31,848	23,262
Other non-current assets	45,596	40,817
Total assets	$314,077	$215,121

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Accounts payable and accrued expenses	$77,472	$49,454
Stockholders' equity	236,605	165,667
Total liabilities and stockholders' equity	$314,077	$215,121

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$26,128	$11,505	$41,466	$28,628
Adjustments to arrive at EBITDA:
Interest (income)	(128)	(43)	(360)	(86)
Income tax expense	13,084	8,560	21,596	19,337
Depreciation and amortization expense	1,368	603	3,825	1,710
EBITDA	40,452	20,625	66,527	49,589
Non-cash stock compensation expense	4,321	3,037	12,268	11,224
Charges related to litigation award	(789)	-	9,515	-
Adjusted EBITDA	$43,984	$23,662	$88,310	$60,813

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED NET INCOME

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$26,128	$11,505	$41,466	$28,628
Income tax expense	13,084	8,560	21,596	19,337
Income before income taxes	39,212	20,065	63,062	47,965
Adjustments to arrive at Adjusted net income:
Non-cash stock compensation expense	4,321	3,037	12,268	11,224
Charges related to litigation award	(789)	-	9,515	-
Adjusted income before income taxes	42,744	23,102	84,845	59,189
Adjusted income tax provision	4,840	-	7,872	-
Adjusted net income	$37,904	$23,102	$76,973	$59,189

Adjusted net income per diluted share	$0.50	$0.32	$1.02	$0.81